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                        INVESTMENT SUB-ADVISORY AGREEMENT


      THIS AGREEMENT is made this 1st day of May, 1996, by and between MIMLIC Asset Management Company, a Minnesota corporation registered as an Investment Adviser under the Investment Advisers Act of 1940 (the "Adviser"), and Winslow Capital Management, Inc., a Minnesota Corporation registered as an Investment Adviser under the Investment Advisers Act of 1940 (the "Sub-Adviser").

      WHEREAS, the Adviser is the Investment Adviser to MIMLIC Series Fund, Inc. (the "Fund"), an open-end diversified management investment company organized as a series fund, registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish ongoing portfolio selection and related research and statistical services in connection with the Adviser's investment advisory activities on behalf of the Fund's Capital Appreciation Portfolio, and the Sub-Adviser desires to furnish such services to the Capital Appreciation Portfolio; and

      WHEREAS, the Adviser also desires to retain the Sub-Adviser to furnish the Capital Appreciation Portfolio with investment advisory services on an interim basis in compliance with the provisions of Rule 15a-4 under the 1940 Act;

      NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

1.  APPOINTMENT OF SUB-ADVISER

            In accordance with and subject to the Supplemental Investment Advisory Agreement between the Fund and the Adviser dated April 28, 1987, and the Investment Advisory Agreement between the Fund and the Adviser dated January 30, 1986, as incorporated therein (collectively, the "Investment Advisory Agreement"), the Adviser hereby appoints the Sub-Adviser to perform portfolio selection services described herein for investment and reinvestment of the Fund's Capital Appreciation Portfolio, subject to the control and direction of the Fund's Board of Directors, for the period and on the terms hereinafter set

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       forth.  The Sub-Adviser accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

2.  OBLIGATIONS OF AND SERVICES TO BE PROVIDED BY THE SUB-ADVISER

       (a) The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Fund's Capital Appreciation Portfolio:

            (1) The investment of the assets of the Capital Appreciation Portfolio shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, and the Registration Statement of the Fund, as amended from time to time under the Securities Act of 1933 and the 1940 Act (the "Registration Statement"), and shall conform to the investment objectives, policies and restrictions of the Capital Appreciation Portfolio as set forth in such documents and as interpreted from time to time by the Board of Directors of the Fund and by the Adviser. Within the framework of the investment objectives, policies and restrictions of the Capital Appreciation Portfolio, and subject to the supervision of the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility for the making and execution of all investment decisions for the Capital Appreciation Portfolio.

            (2) In carrying out its obligations to manage the investments and reinvestments of the assets of the Capital Appreciation Portfolio, the Sub-Adviser shall: (1) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Capital Appreciation Portfolio or are under consideration for inclusion therein; (2) formulate and implement a continuous investment program for the Capital Appreciation


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                 Portfolio consistent with the investment objective and related investment policies for such Portfolio as set forth in the Fund's Registration Statement; and (3) take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities including the placing of orders for such purchases and sales.

            (3) In connection with the purchase and sale of securities of the Fund's Capital Appreciation Portfolio, the Sub-Adviser shall arrange for the transmission to the Adviser on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable it to perform its administrative responsibilities with respect to the Fund's Capital Appreciation Portfolio. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Adviser. The Sub-Adviser shall render such reports to the Adviser and/or to the Fund's Board of Directors concerning the investment activity and portfolio composition of the Fund's Capital Appreciation Portfolio in such form and at such intervals as the Adviser or the Board may from time to time require.

            (4) The Sub-Adviser shall, in the name of the Fund, place orders for the execution of portfolio transactions in accordance with the policies with respect thereto, as set forth in the Fund's Registration Statement. In connection with the placement of orders for the execution of the Fund's portfolio transactions, the Sub-Adviser shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable law, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Fund and shall be available for inspection and use by the Securities and Exchange Commission, the Fund or any person retained by the Fund. Where applicable, such records shall be maintained by the Sub-


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                 Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.

       (b) The Sub-Adviser shall use the same skill and care in providing services to the Fund as it uses in providing services to fiduciary accounts for which it has investment responsibility. The Sub-Adviser will conform with all applicable rules and regulations of the Securities and Exchange Commission.

3.  EXPENSES

            During the terms of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement.

4.  COMPENSATION

            In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Capital Appreciation Portfolio hereunder, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Capital Appreciation Portfolio. The fee shall be accrued daily and shall be based on the net asset value of the Capital Appreciation Portfolio as determined as of the close of each business day pursuant to the Articles of Incorporation, Bylaws and currently effective Registration Statement of the Fund. The fee shall be payable in arrears on the last day of each calendar month.

            The amount of such annual fee, which reflects the substantial assets managed by the Sub-Adviser hereunder, and as applied to the average daily value of the net assets of the Capital Appreciation Portfolio, shall be as described in the schedule below:

       Portfolio Assets                                          Fee
       ----------------                                         -----

       On all Portfolio Assets                                  .375%

5.  APPROVAL, RENEWAL AND TERMINATION

       (a) In compliance with Rule 15a-4 under the 1940 Act, this Agreement shall continue in effect, after its approval by the Series Fund Board of Directors, including a majority of the Fund's Board of Directors who are not parties to this Agreement or interested


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            persons of parties hereto, for the period not to exceed one hundred and twenty days, from the termination of the most recent investment Sub-Advisory Agreement for the Capital Appreciation Portfolio until its approval by a majority of the outstanding voting securities of the Capital Appreciation Portfolio.

       (b) If so approved, this Agreement shall continue in effect for a period more than two years from the date of this Agreement, only so long as such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of the Fund's Capital Appreciation Portfolio, or by a vote of the majority of the Fund's Board of Directors. And further provided that such continuance is also approved annually by a vote of the majority of the Fund's Board of Directors who are not parties to this Agreement or interested persons of parties hereto, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of penalty: (i) by the Fund's Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund's Capital Appreciation Portfolio on sixty days' prior written notice, or (ii) by either party hereto upon sixty days' prior written notice to the other. This Agreement will terminate automatically upon any termination of the Investment Advisory Agreement between the Fund and the Adviser or in the event of its assignment. The terms "interested person," "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act.

6.  GENERAL PROVISIONS

       (a) The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Fund's Capital Appreciation Portfolio in connection with the subject matter of this Agreement unless such loss arises from lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Fund or to its


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            shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties hereunder.

       (b) Provided that this Agreement is first approved by a vote of the majority of the Fund's Board of Directors who are not parties to this Agreement or interested persons of parties hereto cast in person at a meeting called for the purpose of voting on such approval, it shall become effective on the last day of effectiveness of the most recent investment Sub-Advisory Agreement for the Capital Appreciation Portfolio.

       (c) The Adviser understands that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts, including other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement.

       (d) Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees who may also be an officer, director or employee of the Fund, or persons otherwise affiliated with the Fund (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

       (e) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota. The captions in this Agreement are included for convenience only and in


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            no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

       (f) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the appropriate party at the following address: The Adviser and the Fund at 400 North Robert Street, St. Paul, Minnesota 55101-2098, and the Sub-Adviser at 4720 IDS Tower, 80 South Eighth Street, Minneapolis, Minnesota 55402.

       IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


                                        MIMLIC ASSET MANAGEMENT COMPANY


                                        By
                                            ------------------------------------

                                        Its President
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                                        WINSLOW CAPITAL MANAGEMENT, INC.


                                        By
                                            ------------------------------------

                                        Its
                                            ------------------------------------


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